Exhibit 10.95

CONFIDENTIAL SEPARATION, WAIVER, AND RELEASE AGREEMENT

This Separation, Waiver, and Release Agreement (“Agreement”) is entered into by and between Royal Hawaiian Orchards, L.P. (“Royal Hawaiian”) and Bruce Clarke (“Mr. Clarke”) (collectively, the “Parties”; individually, a “Party”) and concerns the waiver and release of any possible dispute arising from, in connection with, or relating to Mr. Clarke’s hiring, employment, and/or separation from employment with Royal Hawaiian.

R E C I T A L S

WHEREAS, Mr. Clarke is employed by Royal Hawaiian;

WHEREAS, Mr. Clarke is paid a yearly salary of $200,000;

WHEREAS, Mr. Clarke will be separated from employment on December 11, 2012;

WHEREAS, Mr. Clarke represents that neither he nor anyone acting on his behalf has filed any claim for wrongful termination, any charge of discrimination, or any complaint of unlawful conduct with any court or administrative agency; and

WHEREAS, the Parties wish to resolve and settle any possible difference, dispute, and/or claim arising from, in connection with, or relating to Mr. Clarke’s hiring, employment, and/or separation from employment with Royal Hawaiian in a mutually beneficial manner;

NOW, THEREFORE, in consideration of the terms and conditions set forth in this Agreement, the Parties agree as follows:

1.                                      Consideration.  Upon receipt of an original of this Agreement fully executed by Mr. Clarke, Royal Hawaiian shall cause to be paid to Mr. Clarke the following consideration:  $50,000 less applicable taxes (“Separation Pay”) and payment of the employer’s portion of his health insurance premiums for the months of January, February, and March 2013.

The Separation Pay shall be provided in a single payment wire deposited into the payroll account used for direct deposit of Mr. Clarke’s paycheck on the day after the expiration of the seven-day revocation period set forth below.  The healthcare insurance premium payments will be made as they come due, provided Mr. Clarke has delivered to Royal Hawaiian a fully executed copy of this Agreement by that time.

2.                                      Tax Consequences of the Consideration.  The Parties understand and acknowledge that the allocation of the consideration as set forth in Paragraph 1 of this Agreement was agreed upon following arm’s-length negotiations.  Mr. Clarke agrees that, other than normal payroll taxes, Royal Hawaiian is not liable, either jointly with his or severally, for the payment of any tax assessed against Mr. Clarke in connection with this Agreement.  Rather, Mr. Clarke agrees that any such taxes shall be his sole responsibility.  Mr. Clarke agrees that, in the event that any taxes, penalties, or liabilities of any kind are assessed against or incurred by Royal Hawaiian, by reason of the payments described in Paragraph 1, Mr. Clarke will defend, hold harmless, and indemnify Royal Hawaiian for that portion of said taxes assessed against Royal Hawaiian.  Nothing contained herein shall be construed or relied upon as any advice or opinion by or on behalf of Royal Hawaiian regarding the tax treatment of the payments described in Paragraph 1 of this Agreement, and Mr. Clarke hereby expressly acknowledges that he will rely solely on his own accountants, attorneys, or advisors for such advice or opinion.  Mr. Clarke further acknowledges that Royal Hawaiian will file with the Internal Revenue Service Forms 1099 Misc. in connection with the consideration amounts not subject to W-2 withholding.

3.                                      Mutual No Admission.  Mr. Clarke and Royal Hawaiian each acknowledges that this Agreement does not constitute, and shall not be construed as, an admission by either Mr. Clarke or Royal Hawaiian of any unlawful or inappropriate acts arising from, in connection with, or relating to Mr. Clarke’s hiring, employment, and separation from employment with Royal Hawaiian.  Royal Hawaiian does not admit, and specifically denies, any wrongdoing, liability, or culpability arising from, in connection with, or relating to Mr. Clarke’s employment with Royal Hawaiian.  Mr. Clarke does not admit, and specifically denies, any wrongdoing, liability, or culpability arising from, in connection with, or relating to his employment with Royal Hawaiian

4.                                      Mutual General Waiver and Release.  It is mutually agreed that Mr. Clarke and Royal Hawaiian each hereby irrevocably and unconditionally waives and releases the other from any and all claims, demands, charges, complaints, liabilities, obligations, actions, causes of action, suits, costs, expenses, losses, attorneys’ fees, and damages of any nature whatsoever, known or unknown, for relief of any nature at law or in equity, which either Mr. Clarke or Royal Hawaiian now has, owns or holds, or which he or it at any time heretofore had, owned or held, or claimed to have had, owned or held against the other.

Royal Hawaiian hereby irrevocably and unconditionally releases, acquits, waives, and forever discharges Mr. Clarke from all claims, including but not limited to any claims in law, equity, contract, tort, any claims under the Hawaii Constitution any other claims, causes of action, charges, complaints, obligations, costs, losses, damages, injuries, attorney’s fees, and other legal responsibilities, of any form whatsoever, whether known or unknown, unforeseen, unanticipated, unsuspected or latent.  Thus, Royal Hawaiian expressly waives any possible claim or argument that a general release does not extend to claims which a creditor does not know or suspect to exist in his, her, or its favor at the time of executing the release, which if known by him, her, or it would have materially affected his or her settlement with the debtor.

Mr. Clarke hereby irrevocably and unconditionally releases, acquits, waives, and forever discharges Royal Hawaiian together with, as applicable, its present, past, or future directors, officers, employees, agents, attorneys, assigns, successors, affiliates and insurers, from any and all claims, demands, charges, complaints, liabilities, obligations, actions, causes of action, suits, costs, expenses, losses, attorneys’ fees, and damages of any nature whatsoever, known or unknown, for relief of any nature at law or in equity, which Mr. Clarke now has, owns or holds, or which he at any time heretofore had, owned or held, or claimed to have had, owned or held against Royal Hawaiian, including, but in no way limited to any claim under Title VII of the Civil Rights Act of 1964, as amended (“Title VII”); 42 U.S.C. §1981; the Americans With Disabilities Act (“ADA”); the Family and Medical Leave Act (“FMLA”); the Employee Retirement Income Security Act (“ERISA”); the Age Discrimination in Employment Act; claims of unlawful discrimination or retaliation under the Hawaii Fair Employment Practices law, Haw. Rev. Stat. Chapter 378; all laws relating to violation of public policy, retaliation, or interference with legal rights, including without limitation, retaliation or interference with the right to file or pursue a claim for workers’ compensation benefits; any and all other employment or discrimination laws; whistleblower claims; qui tam claims, any tort, fraud or constitutional claims; and any breach of contract or implied contract claims or claims of promissory estoppel, or actions sounding in negligence.  It is agreed that this is a general waiver and release and is to be broadly construed as a waiver and release of all claims; provided that, notwithstanding the foregoing, this Paragraph expressly does not include a waiver and release of any claims that cannot be released by law.  Mr. Clarke acknowledges that he may subsequently discover facts in addition to, or different from, those that he now knows or believes to be true with respect to his employment with Royal Hawaiian, and that he may have sustained, or may yet sustain, damages, costs, or expenses that are presently unknown and that relate to his employment with Royal Hawaiian.  Mr. Clarke acknowledges, however, that the Parties have entered into this Agreement in light of that situation.  To the extent allowed by law, Mr. Clarke waives any and all rights that he may have under any state or federal statute or common law principle that would otherwise limit the effect of this Agreement to claims known or suspected as of the date of his execution of this Agreement.

The general release set forth in this Paragraph does not limit Mr. Clarke’s right to file or participate in an investigative proceeding of any federal, state, or local governmental agency.  However, the consideration provided to Mr. Clarke pursuant to the Agreement shall be the sole relief provided to Mr. Clarke for the claims that are released herein and Mr. Clarke will not be entitled to recover and agrees to waive any monetary benefits or recovery against Royal Hawaiian in connection with any such proceeding without regard to who has initiated that proceeding.

This Release is understood to be mutual and binding on both Mr. Clarke and Royal Hawaiian and is understood to be a mutual release.

5.                                      Older Workers Benefit Protection Act Notice.  The following is required by the Older Workers Benefit Protection Act (“OWBPA”):

a.                                      Legal Advice, Express Waiver of Age Discrimination Claims, and 21-Day Review Period.  You are advised to consult with an attorney prior to executing this Agreement.  You are further advised that this Agreement specifically refers to rights and claims arising under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621, et seq.  You acknowledge that you have up to 21 days from the date that this agreement is delivered to you to accept the terms of this Agreement, although you may accept it at any time within those 21 days.  If you wish to accept the Agreement prior to the expiration of the 21 days, you will need to indicate your voluntary waiver of the 21-day review period by signing in the space indicated below.

b.                                      Seven-Day Revocation Period.  Pursuant to the OWBPA, you will have an additional seven days from the signing of this agreement in which to revoke your acceptance of this Agreement, as it pertains to waiver of ADEA claims.  Your waiver and release of ADEA claims will not become effective until expiration of the seven-day revocation period.  To revoke, you must send to Dennis Simonis at Royal Hawaiian a written statement of revocation.  In the event that you timely exercise your right of revocation, you agree that your separation compensation benefit will be reduced by fifteen percent (15%), which represents that portion of the consideration of this Agreement fairly attributable to your waiver of ADEA claims.  In the event of revocation, all other terms and conditions of this Agreement will remain in effect.  Your waiver and release, as it pertains to all other rights and claims, will remain binding.

6.                                      Confidentiality.  The Parties shall keep strictly confidential this Agreement and shall not communicate to third parties information concerning its content, except as provided herein.

a.                                      A Party may disclose the contents of this Agreement for purposes of seeking advice from professional tax advisors or legal counsel for purposes of compliance with legal obligations; and

b.                                      A Party may disclose the contents of this Agreement in an arbitration or civil action to enforce this Agreement.

7.                                      Non-Disparagement:  The Parties shall not at any time disparage, malign, criticize, defame, deride, or negatively comment upon any other Party to this Agreement, or about any Party’s businesses, services, products, policies, or practices.  The Parties acknowledge and agree that this non-disparagement provision is a material part of the consideration for this Agreement.  The Parties further acknowledge and agree that any violation or threatened violation of this provision may cause irreparable harm and may entitle the disparaged Party to injunctive relief in addition to all legal remedies.

8.                                      Personnel Records:  If contacted by an employer or prospective employer of Mr. Clarke, Royal Hawaiian shall respond to any inquiries about Mr. Clarke’s employment by confirming only his former position, dates of employment, and compensation.

9.                                      Cooperation: For a period of 30 days from the date of termination, Mr. Clarke shall reasonably cooperate with Royal Hawaiian management in the transition of incomplete projects or open business issues, maintaining reasonable availability by e-mail or telephone.

10.                               Waiver of Reinstatement.  Mr. Clarke agrees that he will not be employed or reemployed by Royal Hawaiian, that he will not apply for employment with Royal Hawaiian, and that he specifically waives any right to reinstatement or consideration for reemployment in the future.  Mr. Clarke recognizes and confirms that enforcement of this Paragraph shall not be asserted or construed as unlawful retaliation.

11.                               Arbitration.  Any and all disputes between the Parties regarding the interpretation, enforcement, or performance of this Agreement shall be resolved by binding, confidential arbitration governed by the applicable rules of the American Arbitration Association, then in effect or as otherwise agreed to by the Parties.

12.                               Governing Law.  This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the State of Hawaii.

13.                               Changes to Agreement:  The Agreement may not be altered, amended, modified, or otherwise changed except by a writing executed by all parties hereto.

14.                               No Waiver.  No waiver of any term or condition contained in this Agreement shall be effective unless made or confirmed in writing by the person or entity alleged to have waived the right.  Unless that writing expressly states otherwise, no such waiver shall be construed as a waiver of a subsequent breach or failure of the same term or condition or a waiver of any other term or condition contained in this Agreement.

15.                               Entire Agreement.  This Agreement sets forth the entire agreement between the Parties, and fully supersedes any and all prior agreements or understandings between them pertaining to the subject matter of this Agreement.  It is agreed that this Agreement may be modified only by a subsequent written agreement executed by both Parties.

16.                               Severability.  Should any portion of this Agreement be declared or determined to be illegal, invalid, or unenforceable, the validity of the remaining parts, terms, or provisions shall not be affected thereby and said illegal, invalid, or unenforceable part, term, or provision shall be deemed not to be a part of this Agreement.

17.                               Costs and Fees.  Each Party shall bear their own costs and expenses including, but not limited to, attorney’s fees.

18.                               Representations:  Each Party acknowledges that he/it has made no representations, either expressed or implied, of any kind or nature to any other Party hereto, except as specifically set forth in the Agreement.

19.                               Signatures.  Electronically transmitted executed copies of this Agreement shall be binding and effective for all purposes.  Facsimile signatures on documents shall have the same force and effect as original signatures.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same binding Agreement.

IN WITNESS WHEREOF the Parties have voluntarily executed this Agreement.  By executing this Agreement, each Party stipulates, agrees, and warrants as follows:

a.                                      that the terms of this Agreement are reasonable;

b.                                      that the person executing this Agreement has carefully read and understands all of the provisions of this Agreement and is voluntarily entering into this Agreement;

c.                                       that the person executing this Agreement will not challenge or contest in any way the capacity or authority of any Party hereto to enter into this Agreement; and

d.                                      that the person executing this Agreement has the necessary and appropriate authority and capacity to execute this Agreement and to make this Agreement fully binding upon and enforceable against himself or the entity he represents.

PLEASE READ CAREFULLY.  THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

ACKNOWLEDGEMENT

UNDERSTOOD, AGREED, AND CONTRACTUALLY BOUND:		PURSUANT TO 29 C.F.R. § 1625.22(e)(6), I HEREBY KNOWINGLY AND VOLUNTARILY WAIVE THE 21-DAY PRE-EXECUTION CONSIDERATION PERIOD SET FORTH IN 29 U.S.C. § 626(f)(1)(F)(i)

BRUCE CLARKE
BRUCE CLARKE

/s/ Bruce Clarke
/s/ Bruce Clarke		BRUCE CLARKE
BRUCE CLARKE
		Date:	December 14, 2012
Date:	December 14, 2012

ROYAL HAWAIIAN ORCHARDS, L.P.

/s/ Dennis J. Simonis

Name:	Dennis J. Simonis
Title:	President-Royal Hawaiian Resources, Inc.
Its General Partner

Date:	December 14, 2012